Ann T. Scott 303-460-3537, ascott@ball.com Bradford Walton 415-254-7168, Bradford.Walton@ball.com
News Release For Immediate Release www.ball.com	Investor Contact: Brandon Potthoff 303-460-2120, bpotthof@ball.com Media Contact: Jennifer Livingston 720-693-4743, jennifer.livingston@ball.com

Ball Reports Third Quarter 2025 Results

● ● ● ● ● ● ● ● ●

Highlights

●Third quarter U.S. GAAP total diluted earnings per share of $1.18 vs. 65 cents in 2024
●Third quarter comparable diluted earnings per share of $1.02 vs. 91 cents in 2024, an increase of 12.1%
●Global aluminum packaging shipments increased 3.9% in the third quarter
●Returned $1.27 billion to shareholders via share repurchases and dividends in the first nine months of 2025; on track to return at least $1.5 billion to shareholders by year-end
●In 2025, positioned to advance the use of sustainable aluminum packaging, grow comparable diluted earnings per share in the range of 12-15 percent, increase EVA, generate strong free cash flow and continue long-term return of value to shareholders

WESTMINSTER, Colo., November 4, 2025 – Ball Corporation (NYSE: BALL) today reported third quarter 2025 results. References to net sales and comparable operating earnings in today’s release do not include the company’s former aerospace business. Year-over-year net earnings attributable to the corporation and comparable net earnings do include the performance of the company’s former aerospace business through the sale date of February 16, 2024.

On a U.S. GAAP basis, the company reported third quarter 2025 net earnings attributable to the corporation of $321 million or total diluted earnings per share of $1.18, on sales of $3.38 billion, compared to $197 million net earnings attributable to the corporation, or total diluted earnings per share of 65 cents on sales of $3.08 billion in 2024.

Ball’s third quarter 2025 comparable net earnings were $277 million, or $1.02 per diluted share compared to $278 million, or 91 cents per diluted share in 2024.

“Ball delivered strong third-quarter results, returning over $1 billion to shareholders in the first nine months of 2025. Our solid financial position, streamlined operating model, and disciplined growth strategy drove higher volumes and operating earnings. As we look to close out the year, we remain vigilant given ongoing geopolitical and macroeconomic volatility, but our team is well-positioned to execute and achieve our 2025 objectives. Continued focus on operational excellence is enhancing manufacturing efficiencies, while investments in innovation and sustainability enable our customers to meet evolving consumer needs. These actions, combined with rigorous cost management, provide resilience in the near term and reinforce our ability to deliver long-term value for our shareholders,” said Daniel W. Fisher, chairman and chief executive officer.

Details of reportable segment comparable operating earnings, business consolidation and other activities, business segment descriptions and other non-comparable items can be found in the notes to the unaudited condensed consolidated financial statements that accompany this news release. References to volume data represent units shipped.

Beverage Packaging, North and Central America

Beverage packaging, North and Central America, segment comparable operating earnings for third quarter 2025 were $210 million on sales of $1.64 billion compared to $203 million on sales of $1.46 billion during the same period in 2024. Third quarter sales reflect higher volume and price/mix.

Third quarter segment comparable operating earnings increased year-over-year due primarily to higher volume, partially offset by price/mix. Year-over-year third quarter segment volume increased mid-single digit percent.

Beverage Packaging, EMEA

Beverage packaging, EMEA, segment comparable operating earnings for third quarter 2025 were $147 million on sales of $1.06 billion compared to $128 million on sales of $950 million during the same period in 2024. Third quarter sales reflect higher year-over-year shipments and currency translation.

Third quarter comparable operating earnings reflect higher volume. Year-over-year third quarter segment volume increased mid-single digit percent.

Beverage Packaging, South America

Beverage packaging, South America, segment comparable operating earnings for third quarter 2025 were $80 million on sales of $508 million compared to $78 million on sales of $484 million during the same period in 2024. Third quarter sales reflect higher volume.

Third quarter segment comparable operating earnings increased year-over-year driven by higher segment volume. Year-over-year third quarter segment volume increased mid-single digit percent.

Non-reportable

Non-reportable is comprised of undistributed corporate expenses, net of corporate interest income, the results of the company’s global personal & home care (formerly aerosol packaging) business and beverage can manufacturing facilities in India and Myanmar.

On March 21, 2025, Ball closed on a transaction for the aluminum cups business, which resulted in Ball deconsolidating the business. The financial results of the aluminum cups business are presented in other non-reportable through the date of the transaction.

On August 27, 2025, the company sold 41 percent of its 51 percent ownership interest in Ball United Arab Can Manufacturing Company, which resulted in Ball deconsolidating the business and retaining a 10 percent ownership interest. The financial results of the Saudi Arabian business are presented in other non-reportable through the date of the transaction.

Third quarter results reflect lower comparable operating earnings for the aluminum packaging businesses in other non-reportable, partially offset by lower year-over-year undistributed corporate expenses.

Outlook

The company continues to assess the evolving trade landscape and its implications for our business. We continue to view the direct impact from announced tariffs as manageable and are actively working with our customers to mitigate the effects of volatility in aluminum premium prices. Our strategy emphasizes local sourcing and manufacturing, reducing our exposure to international trade fluctuations.

“Our global business remains resilient, and we are on pace to meet or exceed our financial objectives for the year. We continue to advance our strategic priorities with disciplined execution and a sharp focus on generating strong free cash flow. This performance underpins our expectation to return at least $1.5 billion to shareholders in 2025 and provides the flexibility to invest in sustainable, long-term growth. Our commitment to maintaining a robust financial foundation ensures we can deliver attractive returns today while positioning Ball for continued value creation in the years ahead,” said Daniel J. Rabbitt, senior vice president and interim chief financial officer.

“Building on our strong year-to-date performance, we remain confident in the resilience and momentum of our business as we enter the final quarter. The progress achieved through the first three quarters reflects disciplined execution and positions us to deliver on our guidance of 12–15% comparable diluted EPS growth for 2025. Our teams continue to advance sustainable aluminum packaging with purpose and agility, consistently driving high-quality products, robust free cash flow, and EVA growth. At the same time, we remain committed to returning meaningful value to shareholders through share repurchases and dividends. Supported by the strength of the Ball Business System, our global footprint, and the dedication of our talented employees, we are well-positioned to achieve our goals and create lasting value for our stakeholders in 2025 and beyond,” Fisher said.

About Ball Corporation

Ball Corporation supplies innovative, sustainable aluminum packaging solutions for beverage, personal care and household products customers. Ball Corporation employs 16,000 people worldwide and reported 2024 net sales of $11.80 billion, which excludes the divested aerospace business. For more information, visit www.ball.com, or connect with us on LinkedIn or Instagram.

Conference Call Details

Ball Corporation (NYSE: BALL) will hold its third quarter 2025 earnings call today at 9 a.m. Mountain Time (11 a.m. Eastern). The North American toll-free number for the call is +1 877-497-9071. International callers should dial +1 201-689-8727. Please use the following URL for a webcast of the live call:

Ball Corporation Third Quarter 2025 Earnings Call

For those unable to listen to the live call, a webcast replay and written transcript of the call will be posted within 48 hours of the call's conclusion to Ball's website at www.ball.com/investors under "news & presentations."

Forward-Looking Statement

This release contains "forward-looking" statements concerning future events and financial performance. Words such as "expects," "anticipates," "estimates," “will,” “believe,” “continue,” “goal” and similar expressions typically identify forward looking statements, which are generally any statements other than statements of historical fact. For example, the forward-looking statements in this news release include statements relating to our plans, strategies, objectives, commitments and guidance. Such statements are based on current expectations or views of the future and are subject to risks and uncertainties, which could cause actual results or events to differ materially from those expressed or implied. You should therefore not place undue reliance upon any forward-looking statements, and they should be read in conjunction with, and qualified in their entirety by, the cautionary statements referenced below. Ball undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key factors, risks and uncertainties that could cause actual outcomes and results to be different are summarized in filings with the Securities and Exchange Commission, including Exhibit 99 in Ball's Form 10-K, which are available on Ball's website and at www.sec.gov. Additional factors that might affect: a) Ball's packaging segments include product capacity, supply, and demand constraints and fluctuations and changes in consumption patterns; availability/cost of raw materials, equipment, and logistics; competitive packaging, pricing and substitution; changes in climate and weather and related events such as drought, wildfires, storms, hurricanes, tornadoes and floods; footprint adjustments and other manufacturing changes, including the opening and closing of facilities and lines; failure to achieve synergies, productivity improvements or cost reductions; unfavorable mandatory deposit or packaging laws; customer and supplier consolidation; power and supply chain interruptions; changes in major customer or supplier contracts or loss of a major customer or supplier; inability to pass-through increased costs; war, political instability and sanctions, including relating to the situation in Russia and Ukraine and its impact on Ball's supply chain and its ability to operate in Europe, the Middle East and Africa regions generally; changes in foreign exchange or tax rates; and tariffs, trade actions, or other governmental actions, including business restrictions and orders affecting goods produced by Ball or in its supply chain, including imported raw materials; and b) Ball as a whole include those listed above plus: the extent to which sustainability-related opportunities arise and can be capitalized upon; changes in senior management, succession, and the ability to attract and retain skilled labor; regulatory actions or issues including those related to tax, environmental, social and governance reporting, competition, environmental, health and workplace safety, including U.S. Federal Drug Administration and other actions or public concerns affecting products filled in Ball's containers, or chemicals or substances used in raw materials or in the manufacturing process; technological developments and innovations; the ability to manage cyber threats; litigation; strikes; disease; pandemic; labor cost changes; inflation; rates of return on assets of Ball's defined benefit retirement plans; pension changes; uncertainties surrounding geopolitical events and governmental policies; reduced cash flow; interest rates affecting Ball's debt; successful or unsuccessful joint ventures, acquisitions and divestitures, and their effects on Ball's operating results and business generally.

# # #

Ball Corporation

Condensed Financial Statements (Third Quarter 2025)

Unaudited Condensed Consolidated Statements of Earnings

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions, except per share amounts)	2025	2024	2025	2024

Net sales	$3,379	$3,082	$9,814	$8,915

Cost of sales (excluding depreciation and amortization)	(2,701)	(2,425)	(7,884)	(7,065)
Depreciation and amortization	(158)	(150)	(463)	(460)
Selling, general and administrative	(130)	(142)	(416)	(518)
Business consolidation and other activities	78	(85)	53	(171)
Interest income	8	14	20	58
Interest expense	(85)	(67)	(236)	(228)
Debt refinancing and other costs	—	—	—	(3)

Earnings before taxes	391	227	888	528
Tax (provision) benefit	(76)	(42)	(190)	(118)
Equity in results of affiliates, net of tax	7	8	20	21
Earnings from continuing operations	322	193	718	431
Discontinued operations, net of tax	(1)	6	(3)	3,613

Net earnings	321	199	715	4,044

Net earnings attributable to noncontrolling interests, net of tax	—	2	3	4

Net earnings attributable to Ball Corporation	$321	$197	$712	$4,040

Earnings per share:
Basic - continuing operations	$1.18	$0.63	$2.58	$1.38
Basic - discontinued operations	—	0.02	(0.01)	11.70
Total basic earnings per share	$1.18	$0.65	$2.57	$13.08

Diluted - continuing operations	$1.18	$0.63	$2.57	$1.37
Diluted - discontinued operations	—	0.02	(0.01)	11.59
Total diluted earnings per share	$1.18	$0.65	$2.56	$12.96

Weighted average shares outstanding (000s):
Basic	271,086	302,406	276,782	308,851
Diluted	272,891	305,219	278,537	311,674

Ball Corporation

Condensed Financial Statements (Third Quarter 2025)

Unaudited Condensed Consolidated Statements of Cash Flows

	Nine Months Ended
	September 30,
($ in millions)	2025	2024

Cash Flows from Operating Activities:
Net earnings	$715	$4,044
Depreciation and amortization	463	469
Business consolidation and other activities	(53)	171
Deferred tax provision (benefit)	24	201
Gain on Aerospace disposal	4	(4,694)
Pension contributions	(36)	(24)
Other, net	(157)	78
Changes in working capital components, net of acquisitions and dispositions	(909)	(630)
Cash provided by (used in) operating activities	51	(385)
Cash Flows from Investing Activities:
Capital expenditures	(304)	(377)
Business acquisitions, net of cash acquired	(159)	—
Business dispositions, net of cash sold	26	5,422
Derivative settlements	(89)	101
Other, net	(48)	35
Cash provided by (used in) investing activities	(574)	5,181
Cash Flows from Financing Activities:
Changes in borrowings, net	1,426	(2,778)
Acquisitions of treasury stock	(1,106)	(1,061)
Dividends	(166)	(185)
Other, net	(14)	26
Cash provided by (used in) financing activities	140	(3,998)
Effect of currency exchange rate changes on cash, cash equivalents and restricted cash	31	(64)
Change in cash, cash equivalents and restricted cash	(352)	734
Cash, cash equivalents and restricted cash - beginning of period (a)	931	710
Cash, cash equivalents and restricted cash - end of period	$579	$1,444

(a)	As of December 31, 2024, $32 million of cash was presented in current assets held for sale on the consolidated balance sheet.

Ball Corporation

Condensed Financial Statements (Third Quarter 2025)

Unaudited Condensed Consolidated Balance Sheets

	September 30,
($ in millions)	2025	2024

Assets
Current assets
Cash and cash equivalents	$568	$1,440
Receivables, net	2,696	2,655
Inventories, net	1,856	1,385
Other current assets	207	113
Current assets held for sale	20	14
Total current assets	5,347	5,607
Property, plant and equipment, net	6,573	6,550
Goodwill	4,377	4,244
Intangible assets, net	1,014	1,138
Other assets	1,410	1,285

Total assets	$18,721	$18,824

Liabilities and Equity
Current liabilities
Short-term debt and current portion of long-term debt	$344	$452
Payables and other accrued liabilities	4,495	4,672
Total current liabilities	4,839	5,124
Long-term debt	6,864	5,353
Other long-term liabilities	1,566	1,592
Equity	5,452	6,755

Total liabilities and equity	$18,721	$18,824

Ball Corporation

Notes to the Condensed Financial Statements (Third Quarter 2025)

1. U.S. GAAP Measures

Business Segment Information

Ball’s operations are organized and reviewed by management along its product lines and geographical areas.

On February 16, 2024, the company completed the divestiture of its aerospace business. The transaction represents a strategic shift; therefore, the company’s consolidated financial statements reflect the aerospace business’ financial results as discontinued operations for all periods presented.

Beverage packaging, North and Central America: Consists of operations in the U.S., Canada and Mexico that manufacture and sell aluminum beverage containers throughout those countries.

Beverage packaging, Europe, Middle East and Africa (EMEA): Consists of operations in numerous countries throughout Europe, as well as Egypt and Turkey, that manufacture and sell aluminum beverage containers throughout those countries.

Beverage packaging, South America: Consists of operations in Brazil, Argentina, Paraguay and Chile that manufacture and sell aluminum beverage containers throughout most of South America.

Other consists of a non-reportable operating segment (beverage packaging, other) that manufactures and sells aluminum beverage containers in India and Myanmar; a non-reportable operating segment that manufactures and sells extruded aluminum aerosol containers and recloseable aluminum bottles across multiple consumer categories as well as aluminum slugs (personal & home care or PHC) throughout North America, South America and Europe; undistributed corporate expenses; and intercompany eliminations and other business activities.

On August 27, 2025, the company sold 41 percent of its 51 percent ownership interest in Ball United Arab Can Manufacturing Company for total cash consideration of $74 million, which resulted in Ball deconsolidating the business and retaining a 10 percent ownership interest. A gain of $86 million was recognized upon sale, and is presented in business consolidation and other activities in the unaudited condensed consolidated statements of earnings in the third quarter of 2025 and the retained ownership interest is reported in other assets as an equity method investment on the unaudited condensed consolidated balance sheet. The financial results of the Saudi Arabian business, which were a part of the beverage packaging, other, non-reportable operating segment, are presented in Other in the table below through the date of the transaction and as of December 31, 2024, the assets and liabilities of the Saudi Arabian business were presented as current assets held for sale and current liabilities held for sale on the consolidated balance sheet.

The company also has investments in operations in Guatemala, Panama, the U.S. and Vietnam that are accounted for under the equity method of accounting and, accordingly, those results are not included in segment sales or earnings.

In the fourth quarter of 2024, Ball’s Board of Directors provided approval for the company to form a strategic partnership for the aluminum cups business in early 2025. As a result, Ball recorded a noncash impairment charge in the fourth quarter of 2024 of $233 million to adjust the carrying value of the disposal group of our aluminum cups business to its estimated fair value less cost to sell. This charge was included in business consolidation and other activities in the consolidated statement of earnings for the year ended December 31, 2024. The remaining assets and liabilities were presented as current assets held for sale and current liabilities held for sale on the consolidated balance sheet as of December 31, 2024. On March 21, 2025, Ball and Ayna.AI LLC (Ayna) executed a Unit Purchase Agreement to form a strategic partnership in which Ball owns a 49 percent interest, which resulted in Ball deconsolidating the business. The financial results of the aluminum cups business are presented in Other in the table below through the date of the transaction. Ball’s interest in the entity, Oasis Venture Holdings LLC (“Oasis”), is accounted for under the equity method of accounting. Ball recorded an additional loss of $8 million related to the transaction in business consolidation and other activities in the unaudited condensed consolidated statement of earnings for the nine months ended September 30, 2025.

Ball Corporation

Notes to the Condensed Financial Statements (Third Quarter 2025)

In February 2025, the company closed on the acquisition of Florida Can Manufacturing for cash consideration of $160 million. The business is comprised of an aluminum beverage can manufacturing facility located in Winter Haven, Florida, and is included in Ball’s beverage packaging, North and Central America, segment. The transaction strengthens the segment’s supply network and enhances its ability to meet growing customer demand for sustainable beverage packaging solutions in the region.

In the third quarter of 2023, Ball entered into a Stock Purchase Agreement with BAE Systems, Inc. (BAE) and, for the limited purposes set forth therein, BAE Systems plc, to sell all outstanding equity interests in Ball’s aerospace business. On February 16, 2024, the company completed the divestiture of the aerospace business for a purchase price of $5.6 billion, subject to working capital adjustments and other customary closing adjustments under the terms of the agreement. In the third quarter of 2025, Ball finalized the customary closing adjustments with BAE, resulting in an immaterial adjustment. The divestiture resulted in a pre-tax gain of $4.61 billion. Completion of the divestiture resulted in the removal of the aerospace business from the company’s obligor group, as the business no longer guarantees the company’s senior notes and senior credit facilities.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions)	2025	2024	2025	2024

Net sales
Beverage packaging, North and Central America	$1,638	$1,456	$4,714	$4,328
Beverage packaging, EMEA	1,059	950	3,012	2,640
Beverage packaging, South America	508	484	1,529	1,388
Reportable segment sales	3,205	2,890	9,255	8,356
Other	174	192	559	559
Net sales	$3,379	$3,082	$9,814	$8,915

Comparable segment operating earnings
Beverage packaging, North and Central America	$210	$203	$613	$605
Beverage packaging, EMEA	147	128	372	326
Beverage packaging, South America	80	78	200	170
Reportable segment comparable operating earnings	437	409	1,185	1,101
Reconciling items
Other (a)	(6)	4	(13)	(66)
Business consolidation and other activities	78	(85)	53	(171)
Amortization of acquired Rexam intangibles	(33)	(34)	(101)	(105)
Interest expense	(85)	(67)	(236)	(228)
Debt refinancing and other costs	—	—	—	(3)
Earnings before taxes	$391	$227	$888	$528

(a)	Includes undistributed corporate expenses, net, of $29 million and $32 million for the three months ended September 30, 2025 and 2024, respectively, and $102 million and $149 million for the nine months ended September 30, 2025 and 2024, respectively. Undistributed corporate expenses, net, includes corporate interest income of $7 million for the three months ended September 30, 2024, and $1 million and $36 million for the nine months ended September 30, 2025 and 2024, respectively. For the nine months ended September 30, 2024, undistributed corporate expenses, net, includes $82 million of incremental compensation cost from the successful sale of the aerospace business.

Ball Corporation

Notes to the Condensed Financial Statements (Third Quarter 2025)

Discontinued Operations

The following table presents components of discontinued operations, net of tax.

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions)	2025	2024	2025	2024

Net sales	$—	$—	$—	$261

Cost of sales (excluding depreciation and amortization)	—	—	—	(214)
Depreciation and amortization	—	—	—	(9)
Selling, general and administrative	—	—	—	(11)
Gain (loss) on disposition	(1)	(1)	(4)	4,694
Tax (provision) benefit	—	7	1	(1,108)
Discontinued operations, net of tax	$(1)	$6	$(3)	$3,613

2. Non-U.S. GAAP Measures

Non-U.S. GAAP Measures – Non-U.S. GAAP measures should not be considered in isolation. They should not be considered superior to, or a substitute for, financial measures calculated in accordance with U.S. GAAP and may not be comparable to similarly titled measures of other companies. Presentations of earnings and cash flows presented in accordance with U.S. GAAP are available in the company's earnings releases and quarterly and annual regulatory filings. Information reconciling forward-looking U.S. GAAP measures to non-U.S. GAAP measures is not available without unreasonable effort due to the high variability, complexity and low visibility with respect to certain special items, including restructuring charges, business consolidation and other activities, gains and losses related to acquisition and divestiture of businesses, the ultimate outcome of certain legal or tax proceedings and other non-comparable items. These items are uncertain, depend on various factors and could be material to our results computed in accordance with U.S. GAAP.

Comparable Earnings Before Interest, Taxes, Depreciation and Amortization (Comparable EBITDA) - Comparable EBITDA is earnings before interest expense, taxes, depreciation and amortization, business consolidation and other non-comparable items.

Comparable Operating Earnings - Comparable Operating Earnings is earnings before interest expense, taxes, business consolidation and other non-comparable items.

Comparable Net Earnings - Comparable Net Earnings is net earnings attributable to Ball Corporation before business consolidation and other non-comparable items after tax.

Comparable Diluted Earnings Per Share - Comparable Diluted Earnings Per Share is Comparable Net Earnings divided by diluted weighted average shares outstanding.

Net Debt - Net Debt is total debt less cash and cash equivalents, which are derived directly from the company’s financial statements.

Free Cash Flow - Free Cash Flow is typically derived directly from the company's cash flow statements and is defined as cash flows from operating activities less capital expenditures; and, it may be adjusted for additional items that affect comparability between periods. Free Cash Flow is not a defined term under U.S. GAAP, and it should not be inferred that the entire free cash flow amount is available for discretionary expenditures.

Adjusted Free Cash Flow - Adjusted Free Cash Flow is defined as Free Cash Flow adjusted for payments made for income tax liabilities related to the Aerospace disposition and other material dispositions. Adjusted Free Cash Flow is not a defined term under U.S. GAAP, and it should not be inferred that the entire Adjusted Free Cash Flow amount is available for discretionary expenditures.

We use Comparable EBITDA, Comparable Operating Earnings, Comparable Net Earnings and Comparable Diluted Earnings Per Share internally to evaluate the company's operating performance. Ball management uses Interest Coverage (Comparable EBITDA to interest expense) and Leverage (Net Debt to Comparable EBITDA) as metrics to monitor the credit quality of Ball Corporation. Management internally uses free cash flow measures to: (1) evaluate the company's liquidity, (2) evaluate strategic investments, (3) plan stock buyback and dividend levels and (4) evaluate the company's ability to incur and service debt. Note that when non-U.S. GAAP measures exclude amortization of acquired Rexam intangibles, the measures include the revenue of the acquired entities and all other expenses unless otherwise stated and the acquired assets contribute to revenue generation.

Please see the company’s website for further details of the company’s non-U.S. GAAP financial measures at www.ball.com/investors under the “Financial Results” tab.

Ball Corporation

Notes to the Condensed Financial Statements (Third Quarter 2025)

A summary of the effects of non-comparable items on after tax earnings is as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions, except per share amounts)	2025	2024	2025	2024

Net earnings attributable to Ball Corporation	$321	$197	$712	$4,040
Facility closure costs and other items (1)	(78)	85	(53)	171
Amortization of acquired Rexam intangibles	33	34	101	105
Unrealized (gain) loss on equity-linked notes (2)	3	—	3	—
Debt refinancing and other costs	—	—	—	3
Non-comparable tax items	(3)	(39)	(25)	1,020
(Gain) loss on Aerospace disposal	1	1	4	(4,694)
Aerospace disposition compensation (3)	—	—	—	82
Comparable Net Earnings	$277	$278	$742	$727
Comparable Diluted Earnings Per Share	$1.02	$0.91	$2.66	$2.33

(1)	The income for the three and nine months ended September 30, 2025, was primarily composed of the $86 million gain on the sale of the Saudi Arabian business. The income for the nine months ended was partially offset by costs for previously announced facility closures.

The charges for the three and nine months ended September 30, 2024, were primarily composed of costs related to plant closures in beverage packaging, South America, and beverage packaging, North and Central America, and the company’s activities to establish its new operating model. For the three and nine months ended September 30, 2024, $94 million and $147 million, respectively, of costs were recorded for plant closures, primarily for employee severance and benefits, costs to scrap assets or write them down to their sellable value, accelerated depreciation and other shutdown costs. Additionally in 2024, the company restructured its operating model and recorded charges primarily related to employee severance, employee benefits and other related items. The charges in 2024 were partially offset by income from the receipt of insurance proceeds for replacement costs related to the 2023 fire at the company’s Verona, Virginia, extruded aluminum slug manufacturing facility.

(2)	Ball purchased a $47 million investment that is linked to the common stock of ORG Technology Co. Ltd. (ORG). Unrealized gains and losses resulting from changes in fair value of the investment are removed from Comparable Net Earnings to provide a clearer view of Ball’s ongoing operations.

(3)	The charge for the nine months ended September 30, 2024, was composed of incremental compensation costs from the successful sale of the aerospace business, which consisted of cash bonuses and stock-based compensation. This amount was recorded in selling, general and administrative in the unaudited condensed consolidated statement of earnings.

Ball Corporation

Notes to the Condensed Financial Statements (Third Quarter 2025)

A summary of the effects of non-comparable items on earnings before taxes is as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions)	2025	2024	2025	2024

Net earnings attributable to Ball Corporation	$321	$197	$712	$4,040
Net earnings attributable to noncontrolling interests, net of tax	—	2	3	4
Discontinued operations, net of tax	1	(6)	3	(3,613)
Earnings from continuing operations	322	193	718	431
Equity in results of affiliates, net of tax	(7)	(8)	(20)	(21)
Tax provision (benefit)	76	42	190	118
Earnings before taxes	391	227	888	528
Interest expense	85	67	236	228
Debt refinancing and other costs	—	—	—	3
Business consolidation and other activities	(78)	85	(53)	171
Unrealized (gain) loss on equity-linked notes	3	—	3	—
Aerospace disposition compensation	—	—	—	82
Amortization of acquired Rexam intangibles	33	34	101	105
Comparable Operating Earnings	$434	$413	$1,175	$1,117

Ball Corporation

Notes to the Condensed Financial Statements (Third Quarter 2025)

A summary of Comparable EBITDA, Net Debt, Interest Coverage and Leverage is as follows:

	Twelve	Less: Nine	Add: Nine
	Months Ended	Months Ended	Months Ended	Year Ended
	December 31,	September 30,	September 30,	September 30,
($ in millions, except ratios)	2024	2024	2025	2025

Net earnings attributable to Ball Corporation	$4,008	$4,040	$712	$680
Net earnings attributable to noncontrolling interests, net of tax	6	4	3	5
Discontinued operations, net of tax	(3,584)	(3,613)	3	32
Earnings from continuing operations	430	431	718	717
Equity in results of affiliates, net of tax	(28)	(21)	(20)	(27)
Tax provision (benefit)	133	118	190	205
Earnings before taxes	535	528	888	895
Interest expense	293	228	236	301
Debt refinancing and other costs	3	3	—	—
Business consolidation and other activities	420	171	(53)	196
Unrealized (gain) loss on equity-linked notes	—	—	3	3
Aerospace disposition compensation	82	82	—	—
Amortization of acquired Rexam intangibles	139	105	101	135
Comparable Operating Earnings	1,472	1,117	1,175	1,530
Depreciation and amortization	611	460	463	614
Amortization of acquired Rexam intangibles	(139)	(105)	(101)	(135)
Comparable EBITDA	$1,944	$1,472	$1,537	$2,009

Interest expense	$(293)	$(228)	$(236)	$(301)

Total debt at period end				$7,208
Cash and cash equivalents				(568)
Net Debt				$6,640

Interest Coverage (Comparable EBITDA/Interest Expense)				6.67	x
Leverage (Net Debt/Comparable EBITDA)				3.31	x

A summary of free cash flow and adjusted free cash flow is as follows:

Nine Months Ended
September 30,
($ in millions)	2025

Total cash provided by (used in) operating activities	$51
Less: Capital expenditures	(304)
Free Cash Flow	(253)
Add: Cash taxes paid for Aerospace disposition	60
Adjusted Free Cash Flow	$(193)